UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 31, 2014

CoreSite Realty Corporation

(Exact name of registrant as specified in its charter)

Maryland	001-34877	27-1925611
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1050 17th Street, Suite 800 Denver, CO	80265
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (866) 777-2673

N/A

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

On January 31, 2014 (the “Closing Date”), CoreSite, L.P. (the “Operating Partnership”), the operating partnership of CoreSite Realty Corporation (the “Company”), and certain subsidiary co-borrowers (the “Subsidiary Borrowers”) entered into an unsecured term loan agreement (the “Loan Agreement”) with a group of lenders for which Royal Bank of Canada is administrative agent. The Loan Agreement is unsecured and unconditionally guaranteed on an unsecured basis by the Company. The Operating Partnership acts as the parent borrower, and its subsidiaries that own or lease the real estate properties are co-borrowers under the Loan Agreement. In addition, the obligations of each of the Operating Partnership and the co-borrowers under the Loan Agreement are joint and several.

The Loan Agreement commitment is $100.0 million, which was funded on the Closing Date, and the maturity date under the Loan Agreement is January 31, 2019.

The Company used the proceeds from the senior unsecured term loan to retire the $58.1 million SV1 mortgage loan and intends to pay down a portion of the outstanding revolving credit balance with the remaining proceeds.

Under the Loan Agreement, the Operating Partnership may elect to have borrowings bear interest at a rate per annum, equal to (i) LIBOR plus 175 basis points to 265 basis points, or (ii) a base rate plus 75 basis points to 165 basis points, each depending on the Operating Partnership’s leverage ratio. The Loan Agreement contains an accordion feature, which allows the Operating Partnership to increase the total commitment by $100.0 million under specified circumstances.

The Loan Agreement is in addition to, and does not replace, the unsecured Second Amended and Restated Credit Agreement dated as of January 3, 2013, by and among the Operating Partnership, the Subsidiary Borrowers and KeyBank National Association, as administrative agent (the “Revolving Credit Agreement”).

On January 31, 2014, the Revolving Credit Agreement was amended by that certain First Amendment to Second Amended and Restated Credit Agreement (the “Revolving Credit Agreement Amendment”) in order to (i) allow the Operating Partnership and the Subsidiary Borrowers to enter into the Loan Agreement and (ii) make certain other changes to conform to the provisions of the Loan Agreement.

The Operating Partnership is subject to certain covenants and restrictions on borrowing under the Loan Agreement and the Revolving Credit Agreement including that the total amount outstanding under the Loan Agreement and the Revolving Credit Agreement will be subject to the lesser of (i) an amount that does not exceed the value of the eligible real estate assets as described in the Loan Agreement and the Revolving Credit Agreement, (ii) a minimum unsecured debt service coverage ratio and (iii) a minimum unsecured debt yield. The Operating Partnership is also subject to ongoing compliance with customary restrictive covenants, including maintenance of certain financial requirements.

The foregoing descriptions of the Loan Agreement and the Revolving Credit Agreement Amendment are qualified in their entirety by reference to the full text of the Loan Agreement and the Revolving Credit Agreement Amendment attached as Exhibit 10.1 and 10.2, respectively, to this Current Report on Form 8-K and incorporated herein by reference.

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth under Item 1.01 above is incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

(d)  Exhibits

Exhibit No.	Description of Exhibits
10.1

Term Loan Agreement, among CoreSite, L.P., as parent borrower, the subsidiary borrowers, Royal Bank of Canada, the other lenders party thereto and other lenders that may become parties thereto, Royal Bank of Canada, as administrative agent, Regions Capital Markets, as syndication agent, and RBC Capital Markets and Regions Capital Markets as joint lead arrangers and joint book managers, dated as of January 31, 2014.

10.2

First Amendment to Second Amended and Restated Credit Agreement, among CoreSite, L.P., as parent borrower, the subsidiary borrowers, KeyBank National Association, as administrative agent and a lender, and the other lenders party thereto.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CORESITE REALTY CORPORATION

Date: February 5, 2014	By:	/s/ Jeffrey S. Finnin
		Name:	Jeffrey S. Finnin
		Title:	Chief Financial Officer

Exhibit Index

Exhibit No.
10.1

Term Loan Agreement, among CoreSite, L.P., as parent borrower, the subsidiary borrowers, Royal Bank of Canada, the other lenders party thereto and other lenders that may become parties thereto, Royal Bank of Canada, as administrative agent, Regions Capital Markets, as syndication agent, and RBC Capital Markets and Regions Capital Markets as joint lead arrangers and joint book managers, dated as of January 31, 2014.

10.2

First Amendment to Second Amended and Restated Credit Agreement, among CoreSite, L.P., as parent borrower, the subsidiary borrowers, KeyBank National Association, as administrative agent and a lender, and the other lenders party thereto.